Exhibit 10.1
SEPARATION AGREEMENT AND COMPLETE RELEASE OF CLAIMS
(Do not sign before Separation Date)

This Separation Agreement and Complete Release of Claims (the “Agreement”) is a binding contract between Cornerstone Building Brands, Inc. and its subsidiaries, affiliates, and related entities (including the entities known as NCI Group, Inc., NCI Building Systems, Inc., Ply Gem Industries, Inc., and Employee’s Hiring Entity), (collectively, the “Company”), on the one hand, and, Bradley S. Little, individually (“Employee”), on the other hand. The Company and Employee will be referred to individually as a “Party” and collectively as the “Parties.”
I. RECITALS
WHEREAS, Employee has most recently served as Sr. Vice President – Finance pursuant to the Employment Agreement between Employee and NCI Building Systems, Inc. and NCI Group, Inc., dated June 1, 2016, (the “Employment Agreement”);
WHEREAS, the Company and Employee have agreed to separate employment in accordance with the terms of the Employment Agreement and to extinguish all obligations of the Parties under the Employment Agreement and that otherwise may exist between them, save for those restrictive covenants and such other provisions that are intended to survive termination of the employment relationship;
NOW, THEREFORE, in consideration of the promises and the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
II. DEFINITIONS
“Confidential Information” means any and all trade secrets, confidential and proprietary information and materials, and other business documents, records, and information belonging to the Company or that relate to the business of the Company or its customers, whether oral or written, that is not generally known to or available to the public, regardless of whether such information (i) is expressly identified in this definition, (ii) is or was marked as confidential and proprietary, or (iii) is or is not patentable. Confidential Information includes without limitation: (A) personnel records and information, including the names, compensation, and backgrounds of key personnel, and personal, sensitive, or confidential information about the Company’s employees (including compensation (other than Employee’s own) and other terms and conditions of employment), (B) actual or potential customer and supplier information, including but not limited to lists of actual or potential customer or supplier lists, lead lists, current and anticipated customer/supplier requirements, price lists, pricing methodology or models, customer/supplier contracts and contract terms, customer/supplier preferences, and negotiations with clients/suppliers or prospective clients/suppliers, (C) technical and operational information, including but not limited to trade secrets, copyrighted materials, methods of practice, programming or data transmission methods, data, processes, designs, graphs, drawings, databases, ideas, current and planned research and development, maps, passwords, strategies, manufacturing procedures, processes, techniques, and methodologies, technology, proprietary software, and design software, however documented; (D) business and financial records and information, including but not limited to business and financial plans and strategies, acquisition targets/negotiations, marketing plans, studies, and techniques, lease documents, rent rolls, stacking plans, financial projections and budgets, revenue projections, and capital spending budgets and plans; and (E) any material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing. Confidential Information, as defined in this Agreement, includes any such information that Employee may have created, invented, originated, learned, and had access to or obtained, whether in tangible form or memorized, while employed by the Company. It is expressly understood that the foregoing list shall be illustrative only and is not intended to be an exclusive or exhaustive list of Confidential Information.
“Plan” refers to the Long-Term Stock Incentive Plan, as amended, maintained by the Company for purposes of providing incentives, business goodwill, and encouraging share ownership on the part of employees, officers, directors, and consultants.
“Stock Awards” refers to the founders grants, restricted stock units, option units, performance share units, and/or performance cash and share awards previously granted by the Company to Employee in accordance with the Plan and all award agreements issued pursuant to the Plan. The Plan and all award agreements issued pursuant to the Plan shall be referred to, collectively, as the “Stock Agreements.”
“Unvested Shares” shall mean the Stock Awards granted to Employee which remain unvested upon the separation of Employee's employment pursuant to the terms of the Stock Agreements.
III. AGREEMENT
1.Separation from Employment. Effective as of February 28, 2020, (the “Separation Date”), Employee is hereby separated as an employee of the Company and all of its and their subsidiaries, affiliates, and related entities and is hereby terminated from all positions held with the Company, and all of its and their subsidiaries, affiliates, and related entities. Except as required by law or under the Company’s plans, Employee’s participation in all Company benefits and benefit plans shall cease on the Separation Date. Employee will receive notification from the insurance provider of his rights to elect to continue certain insurance benefits under the Company’s plans pursuant to COBRA law.
2.Minimum Termination Compensation. Irrespective of whether Employee signs this Agreement, Employee will be paid the following the Separation Date: (i) his regular base salary at his current rate through the Separation Date, (ii) all accrued, unused vacation and sick leave (including grandfathered sick leave, if any) according to the Company’s written policies, (iii) reimbursement of business expenses properly incurred through the Separation Date in accordance with applicable Company policy prior to the date of termination, and (iv) subject to Sections 5.d and 5.e of the Employment Agreement, any generally applicable vested benefits to which Employee is entitled as a former employee under the employee benefit plans of the Company. With respect to the Annual Bonus for Year 2019, Employee shall be entitled to receive the amount of the annual bonus for Year 2019 that would have otherwise been payable under the Bonus Plan (as defined in the Employment Agreement), as determined by the Compensation Committee, on the date bonuses are paid to other participants, as provided in Section 4.b of the Employment Agreement.
3.Review of Agreement. Employee acknowledges that he shall have twenty-one (21) calendar days after receipt of this Agreement or until the Separation Date, whichever is later, to consider and execute this Agreement and that he may use as much or as little of this time as he wishes, provided that Employee shall not execute this Agreement prior to the Separation Date. To accept the Agreement, Employee must date and sign and return the Agreement to the Company no later than twenty-one (21) days after receipt or the Separation Date, whichever is later. Return of the agreement may be made by (i) mail (post-marked on or before the 21st day or the Separation Date, whichever is later) or personal delivery to Cornerstone Building Brands, Attention: Katy Theroux, 10943 N. Sam Houston Parkway West, Houston, Texas, 77064, or (ii) email to Katy.Theroux@cornerstone-bb.com. Following execution of the Agreement, Employee shall have seven (7) days to revoke his acceptance of this Agreement. Revocation must be in writing and submitted to the Company at the address and/or e-mail indicated above. Revocation will not be effective unless it is received by the Company prior to the 8th day after Employee executes this Agreement. None of the consideration listed in this Agreement will be provided by the Company unless Employee timely signs this Agreement and the revocation period expires without Employee having exercised his right of revocation. This Agreement shall be effective upon the expiration of the revocation period, and will be irrevocable at that time (hereinafter, the “Release Effective Date”). Prior to the Release Effective Date, this Agreement may be revoked by the Company or Employee at any time.
4.Consult Attorney. By tender of this Agreement to Employee, the Company hereby advises Employee in writing to consult with an attorney of his choosing prior to signing this Agreement.
5.Consulting Position. Effective as of the Separation Date, and for a period of 12 weeks immediately following the Separation Date, Employee hereby agrees to make himself reasonably available to confer with any executive of the Company on any business matters related to his former employment as requested by the Company for no more than ten (10) hours per month.
6.Separation Payments. If Employee timely executes this Agreement and does not revoke it, the Company agrees to provide the Separation Benefits set forth herein, subject to all withholding required for taxes. Those benefits are:
a.Severance Payment. As provided in Section 5.b of the Employment Agreement, the Company will pay Employee: (i) the total amount equal to two times Employee’s annual base salary at the highest annualized rate in effect during the one (1) year period immediately preceding the date of termination (the “Severance Payment”). The Severance Payment will be paid in a lump sum on the first practicable payroll date following the Release Effective Date, unless a different date is required by Paragraph 25 to comply with Section 409A.
b.Pro-Rata Annual Bonus. The Company will pay Employee a Pro-Rata Annual Bonus under the Bonus Plan for Year 2020 based upon the elapsed number of days in the year through the Separation Date applied to the bonus, if any, that would have been earned by Employee for such year if Employee had remained employed on the normal payment date of such bonus, based on actual performance under applicable financial metrics and applying any discretionary factors in substantially the same manner as such factors are applied to similarly situated employees of the Company whose employment has not terminated. This payment will be made at such time as the Company otherwise makes payment of annual bonuses, but in no event will it be paid later than March 15, 2021.
c.COBRA Subsidy. Employee is eligible to continue participation in the group health and dental benefit programs of the Company pursuant to, and subject to, the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). Upon election of continuation coverage through COBRA, the Company shall subsidize a portion of the standard 102% premium for group health benefits for the period of coverage applicable to Employee under COBRA (up to a maximum of eighteen (18) months) (the “COBRA Subsidy Period”). The subsidy will be the difference between the COBRA rate and the active employee rate, leaving Employee responsible only for the amount that an active employee would pay during the COBRA Subsidy Period. If at any time during the COBRA Subsidy Period, Employee discontinues coverage or is no longer eligible for coverage for any reason, the subsidy provided by the Company will immediately cease. Employee understands that to receive this benefit he must execute this Agreement and not revoke it.
d.Payment Terms. Employee understands that to receive the foregoing Separation Benefits, he must (i) timely execute and not revoke this Agreement, (ii) fully comply with each and every provision of this Agreement, the restrictive covenants contained in the Employment Agreement, the restrictive covenants contained in the Stock Agreements, and the surviving restrictive covenants contained in any other agreement or portions thereof between the Company and Employee, (iii) execute and return Exhibit A to the Chief Human Resources Officer within 10 business days before March 15, 2021, when the final Pro Rata Annual Bonus, if any, is due to be paid. In the event Employee fails to comply with the foregoing restrictive covenants, Employee shall be subject to the forfeiture and repayment obligations set forth in Section 11 of the Employment Agreement, in addition to any forfeiture or repayment obligations set forth in the Stock Agreements or otherwise. Further, and for the avoidance of doubt, failure to comply with or to timely return Exhibit A will result in forfeiture of any unpaid portion of the Separation Benefits stated in this Agreement; provided however, that the Company gives notice to the Employee of the failure to deliver the release provided in Exhibit A and Employee fails to cure within 10 business days. The foregoing subparagraphs (i)-(iii) are separate and independent conditions precedent to the payment of the Separation Benefits described above, and, in the case of (ii), shall apply without regard to the outcome of any challenge to the enforcement of the restrictive covenants contained in this Agreement, the Employment Agreement, or any Stock Agreement or otherwise.
e.No Other Severance; No Reduction for Deferred Compensation. Employee agrees that pursuant to Section 5.d of the Employment Agreement, the payments set forth in this Agreement shall constitute the exclusive payments and benefits in the nature of severance or termination pay or salary continuation and termination benefits which shall be due to Employee upon the termination of employment and shall be in lieu of any other such payments under any plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by the Company or any of its affiliates. The calculations of the Severance Payment and Pro Rata Bonus shall be made without reduction for any voluntary deferral of compensation made by Employee.
f.Parachute Tax Limitation. Notwithstanding anything in the Employment Agreement to the contrary, if any amounts due to Employee under this Agreement and any other plan or program or award of the Company or any affiliate (collectively, the “Payments”) constitute a "parachute payment," (as such term is defined in Section 280G(b)(2) of the Internal Revenue Code (the “Code”)) and the amount of the parachute payment, reduced by the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount Employee would receive if Employee were paid three times Employee’s “base amount,” as defined in Section 280G(b)(3) of the Code, less one dollar, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times Employee’s base amount less one dollar. The calculations to be made with respect to this subparagraph shall be made by an accounting firm jointly selected by the Company and Employee and paid by the Company.
7.The Unvested Shares. All Unvested Shares shall forfeit upon separation from employment, except as otherwise provided in the Stock Agreement(s) (including the Plan as incorporated therein). For the convenience of the Parties and if applicable, the Company has listed on Exhibit B those Unvested Shares which are subject to a CIC double trigger and which shall vest, if at all, according to the terms of the Stock Agreement(s).
8.Restrictive Covenants. Employee acknowledges and recognizes the highly competitive nature of the business of the Company and accordingly agrees as follows:
a.Non-Disclosure of Confidential Information. Employee acknowledges and agrees that he was provided with Confidential Information of the Company during his employment. Employee agrees and reaffirms that following the termination of his employment, he shall maintain all Confidential Information in confidence and agrees that he shall not, directly or indirectly, except as expressly authorized by the Company in writing, (i) divulge or disclose for any purpose whatsoever any Confidential Information that has been obtained by or disclosed to Employee in connection with Employee's employment with the Company or any of its affiliates, or (ii) use any Confidential Information for the benefit of Employee or any third party. If Employee is required in or pursuant to any legal, judicial or administrative proceeding (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Employee shall notify, as promptly as practicable, the Company of such request or requirement so that the

Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement, and/or take any other action deemed appropriate by the Company. If, in the absence of a protective order or the receipt of a waiver hereunder, Employee is compelled or required by law or the order of any governmental, regulatory or self-regulatory body to disclose the Confidential Information, Employee may disclose only that portion of the requested Confidential Information which Employee is compelled or required to disclose, and Employee will exercise Employee’s reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information. This provision is in addition to, and not in lieu of, any other confidentiality or non-disclosure agreements by the Employee in favor of the Company or the restrictions afforded trade secrets as defined under applicable law.
b.Non-Disparagement. To the extent permitted by the law, Employee agrees to refrain from any criticisms or disparaging comments about the Company or its Affiliates (as defined in the Employment Agreement) (including any current officer, director or employee or business policies or practices), and Employee agrees not to take any action, or assist any person in taking any other action, that is adverse to the interests of the Company or any affiliates or inconsistent with fostering the goodwill of the Company and its affiliates; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Company or Employee to any state or federal law enforcement, regulatory or judicial agency or official or to the Board or senior management of the Company or require notice to the Company thereof, and Employee shall not be in breach of the covenant contained above solely by reason of truthful testimony which is compelled by process of law. Nothing in this paragraph restricts, or is intended to restrict, any rights of Employee that cannot be lawfully restricted.
c.Survival of Restrictive Covenants in Employment Agreement. Consistent with Sections 5, 11, and 14 of the Employment Agreement, Employee agrees that the restrictive covenants contained in Sections 6 and 7 of the Employment Agreement (and subsequent sections) shall remain in full force and effect as binding obligations on the Parties in accordance with their express terms following execution of this Agreement and are in addition to those restrictive covenants set forth elsewhere. Employee agrees that he has read and understands these obligations.
d.Survival of Restrictive Covenants in Stock Agreements. As a condition to acceptance of the Stock Awards issued to Employee by the Company, Employee electronically agreed to the terms and conditions of the accompanying Stock Agreements, including but not limited to certain non-competition, non-solicitation, non-recruitment, non-disclosure and other restrictive covenants contained in those Stock Agreements. The Parties agree that those restrictive covenants shall also remain in full force and effect as binding obligations on Employee in accordance with their express terms following execution of this Agreement and are in addition to those restrictive covenants set forth elsewhere. Employee agrees that he has read and understands these obligations.
e.Conflicts. If there is any conflict between the restrictive covenants in this Agreement, the Employment Agreement, the Stock Agreements, or any other surviving agreement, the most stringent provisions (e.g., the longest time periods) and broadest definitions (e.g., geographic scope) shall control over less restrictive provisions or definitions to the full extent permitted by law.
f.Notification to Subsequent Employers. Employee shall inform any prospective employers of this Agreement or any other policy or agreement between Employee and the Company that may be in effect at the time of Employee’s correspondence with such prospective employers, with specific regard to the restrictive covenants set forth in this paragraph or incorporated by reference herein. Employee hereby authorizes the Company at its discretion to contact Employee’s prospective or subsequent employers and inform them of this Agreement or any other policy or agreement between Employee and the Company that may be in effect at the time that Employee’s employment with the Company ends.

g.Questions. For questions regarding competitive companies, Employee shall contact the Chief Human Resources Officer for clarification. Upon request from Employee, the Company may elect, in its sole discretion, to release Employee from any of the restrictions contained in subparagraphs (a)-(d) above. Should the Company elect to release Employee from any such restrictions, the Company, in its discretion may cease any future payments or benefits provided under this Agreement from the date on which the Company agrees to such release. Notwithstanding a release by the Company of the Employee from any of the restrictions contained in this sub-paragraph, all other restrictions contained in this Agreement shall remain in force.
9.Return of Company Property. Employee shall on the termination of Employee’s employment immediately surrender to the Company all lists, books, and records and other documents incident to the business of the Company, including but not limited to Confidential Information, and all other property belonging to the Company (e.g., company identification, keys, access cards, credit cards, cell phones, laptops, files documents, e-mails, notes, and computer equipment), it being understood that all such lists, books, records, and other documents and property are the property of the Company and Employee is not authorized to make or retain and shall not make or retain any such Company property or any embodiment, copy or extract of any of the foregoing Company property.
10.Release of Claims by Employee. In consideration of the payments and benefits to which Employee is entitled under the Employment Agreement, Employee hereby waives and releases and forever discharges the Company and its and their respective parent entities, merged entities, joint venturers, subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns and their respective past and present owners, directors, managers, officers, stockholders, partners, agents, employees, representatives, consultants, contractors, insurers, attorneys, and servants each in his, her or its capacity as such, and each of them, separately and collectively (collectively, "Releasees"), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe, that Employee ever had and now has against any Releasee arising out of or in any way related to Employee’s employment with or separation from the Company, to any services performed for the Company, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by the Company, all to the extent allowed by applicable law. This release of claims includes, but is not limited to, claims based on express or implied contract, compensation plans, covenants of good faith and fair dealing, wrongful discharge, claims for discrimination, harassment and retaliation, violation of public policy, tort or common law, whistleblower or retaliation claims; and claims for additional compensation or damages or attorneys' fees or claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act (29 U.S.C. § 621, et seq.), the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act ("WARN"), or equivalent state WARN Act, the Employee Retirement Income Security Act, and the Sarbanes-Oxley Act of 2002. Employee understands that this release of claims includes a release of all known and unknown claims through the date on which this release of claims becomes irrevocable.
Limitation of Release: Notwithstanding the foregoing, this release of claims will not prohibit Employee from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission or an equivalent state civil rights agency, but Employee agrees and understands that he is waiving his right to monetary compensation thereby if any such agency elects to pursue a claim on his behalf. Further, nothing in this release of claims shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers' compensation or unemployment benefits or any claims that may arise after the date on which this release of claims becomes irrevocable. In addition, nothing in this release of claims will be construed to affect any of the following claims, all rights in respect of which are reserved:
a.Any payment or benefit set forth in the Agreement;
b.Any rights as a shareholder of Cornerstone Building Brands, Inc.;
c.Reimbursement of unreimbursed business expenses properly incurred prior to the termination date  in accordance with policy of the Company;
d.Claims in respect of equity compensation owned by Employee;
e.Vested benefits under the general employee benefit plans (other than severance pay or termination benefits under general policy of the Company, all rights to which are hereby waived and released);
f.Any claim for unemployment compensation or workers' compensation administered by a state government to which Employee is presently or may become entitled;
g.Any claim that either of the Companies has breached this release of claims; and
h.Indemnification as a current or former director or officer of either of the Company or any of its subsidiaries (including as a fiduciary of any employee benefit plan), or inclusion as a beneficiary of any insurance policy related to Employee’s service in such capacity.
11.Stock Trading and Company Policies. Employee agrees to comply with all Company policies concerning trading in the Company’s securities to the same extent as such policies are applicable to Company employees and officers including, without limitation, “blackout” periods restricting or prohibiting trading in the Company’s securities, whether regularly scheduled or imposed under special circumstances, and any “lockup” requested by any underwriter concerning an offering of the Company’s securities and, agrees to comply with the foregoing to the extent that he is in possession of material non-public information relating to the Company.
12.Non-Alienation. Employee shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts due or payable under this Agreement, including but not limited to the Severance Payment, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as Employee lives, no person, other than the Parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof, except as expressly provided herein.
13.Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by Employee and an authorized representative of the Company. Employee understands and agrees that any changes the Parties may make to this proposed Agreement, whether material or immaterial, will not restart the time to consider this Agreement.
14.Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.
15.Notices. Except as otherwise stated herein, for purposes of this Agreement, all notices or other communications hereunder shall be in writing and shall be effective on receipt and given in person and/or by United States Certified Mail, return receipt requested, postage prepaid (with evidence of receipt by the Party to whom the notice is given), addressed as follows:
To the Company:
Cornerstone Building Brands, Inc.
Attn: Chief Human Resources Officer
10943 North Sam Houston Parkway West
Houston, Texas 77064

To Employee:
At his address most recently contained in the Company’s records

Either Party may designate a different address by providing written notice to the other Party.
16.Severability and Interpretation. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any other provision, and all other provisions will remain in full force and effect. The fact that counsel for any one of the Parties drafted this Agreement shall not be material to the construction of this Agreement.
17.Counterparts and Titles. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document. The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement (including Exhibits) have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.
18.Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Texas, without regard to conflict of law principles of the State of Texas or the conflict of law principles of any other jurisdiction which would cause the application of any law other than those of the State of Texas to apply.
19.Mandatory Venue and Jury Waiver. The Parties consent and agree to submit to personal jurisdiction in the State of Texas and agree that the exclusive, mandatory venue for any disputes, lawsuits, actions and/or proceedings arising from or related in any way to this Agreement or Employee’s employment is in the state and/or federal courts in Houston, Harris County, Texas. Any order entered in a Texas court shall be enforceable in any other State, regardless of that State's statutes, laws or case law, the same as if the enforcement thereof were brought in Texas, applying Texas law. The Parties further agree that in any action to enforce this Agreement or otherwise related to employment, all such matters shall be tried solely before a judge and not a jury, and THE PARTIES AGREE TO WAIVE THEIR RIGHT TO A JURY TRIAL IN ALL SUCH CASES.
20.Confidentiality of Agreement. To the full extent permitted by law, Employee agrees to keep this Agreement and the terms of this Agreement (including the amount of any payment provided hereunder), strictly and completely confidential, provided that nothing shall prevent Employee from disclosing the terms of this Agreement to his spouse, legal or financial advisors, or as required by law, subject to their agreement to keep such information confidential. This provision is a material inducement to the Company to enter into this Agreement. As such, any breach of this provision shall be a material breach of this Agreement and shall operate as a forfeiture of any payments provided in this Agreement that have not been paid as of the date of the breach, in addition to any other relief to which the Company may be entitled as a result of said breach, including as provided in Section 11 of the Employment Agreement regarding forfeiture and repayment. Notwithstanding the foregoing, it shall not be a breach of this provision if Employee discloses any terms contained in this Agreement that are part of any public SEC filing that predates the date of this Agreement.
21.Alternative Dispute Resolution. If there is a dispute arising out of or related to this Agreement, and if the dispute cannot be settled through direct discussions, the aggrieved party shall by written notice demand that the dispute be submitted to non-binding mediation before any action is filed in a court or arbitral forum. Employee and the Company hereby agree to endeavor to settle the dispute in an amicable manner by participating in non-binding mediation held in Houston, Texas, , or such other location as agreed by the Parties, before a mediator jointly selected by the Parties, before either party seeks recourse in court or an arbitral forum. The Parties agree to make a good faith attempt to resolve the dispute through mediation within fourteen (14) days after the written demand for mediation is received by the non-aggrieved party. The provisions of this Paragraph in no way restrict the right of the Company to immediately seek to enforce any of the restrictive covenants provided for in this Agreement or any prior agreement or to otherwise protect the Company from immediate and irreparable harm to the fullest extent allowed by law. The cost of mediation shall be split equally between the Parties and each party shall bear its own costs and attorneys’ fees related to the mediation.
22.No Admission of Liability. Employee acknowledges, by entering into this Agreement, that the Company and the Releasees do not admit to the violation of any employment or labor law or any unlawful or tortious conduct or any other wrongdoing of any kind in connection with Employee or his employment.
23.Inadmissibility of Agreement. Neither this Agreement, nor any of its terms, nor any document, statement, proceeding or conduct related to this Agreement, nor any reports or accounts thereof, shall be construed as, offered or admitted in evidence as, received as, or deemed to be evidence for any purpose adverse to the Parties, including, without limitation, evidence of a presumption, concession, or admission by any of the Parties of any liability, fault, wrongdoing, omission, or damage.
24.Entire Agreement. This Agreement, the Stock Agreement(s) (including the Plan as incorporated therein), the restrictive covenants contained in Sections 6-7 of the Employment Agreement and subsequent sections of the Employment Agreement, and the restrictive covenants found in any other agreement between Company and Employee, constitute the entire agreement of the Parties with respect to the subject matter hereof, and supersede all prior agreements, understandings, representations, negotiations, discussions or arrangements, either oral or written. For the avoidance of doubt, the restrictive covenants contained in the Employment Agreement (including any enforcement provisions) and the same contained in the Stock Agreement(s) (including the Plan as incorporated therein) are hereby reaffirmed and shall remain binding on Employee and in full force and effect according to their terms following execution of this Agreement. None of the Parties have relied on any statements or representations that have been made by any other Party that are not set forth in this Agreement, and no Party is entitled to rely on any representation, agreement or obligation to disclose information that is not expressly stated in this Agreement.
25.Section 409A.
a.If Employee is deemed to be a “specified employee,” as such term is defined in Section 409A and determined as described below in this sub-paragraph, and if any portion of the Severance Payment is subject to Section 409A, the character and timing of the payment thereof shall be determined pursuant to this subparagraph. It is hereby specified that as much of the Severance Payment as can be paid without the application of Section 409A(a)(2)(B)(i) and Treas. Reg. §1.409A01(i) shall be paid at times consistent with Section 5.b of the Employment Agreement as applicable without application of this paragraph. The remaining portion of the Severance Payment shall not be payable before the earlier of (i) the date that is six months after Employee’s termination, (ii) the date of Employee’s death, or (iii) one or more dates that otherwise comply with the requirements of Section 409A. Employee shall be a “specified employee” for the twelve-month period beginning on April 1 of a year if Employee is a “key employee” as defined in Section 416(i) of the Code (without regard to Section 416(i)(5)) as of December 31 of the preceding year or using such dates as designated by the Compensation Committee in accordance with Section 409A and in a manner that is consistent with respect to all of the Company’s nonqualified deferred compensation plans. For purposes of determining the identity of specified employees, the Compensation Committee may establish such procedures as it deems appropriate in accordance with Section 409A.

b.This Agreement is intended to comply with Section 409A of the United States Tax Code and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Section 409A. Without limiting the generality of the immediately preceding sentence, it is intended that the Severance Payment and the Pro Rata Bonus shall be “short-term deferrals” within the meaning of Treas. Reg. §1.409A-1(b)(4) that are exempt from Section 409A. For purposes of Section 409A, each installment in a series of installment payments is intended to be a separate payment. Any taxes or penalties assessed on Employee under Section 409A shall be the sole responsibility of Employee.
26.Third Party Beneficiaries and Binding Effect. Each of the Releasees who are not signatories to this Agreement are hereby agreed to be third party beneficiaries of this Agreement and shall be entitled to all rights, benefits, and protections of this Agreement, and shall further be entitled to enforce this Agreement and each of its terms. This Agreement shall be binding on the Parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs, and assigns.
27.No Other Payments. Employee agrees that except for the payments provided in this Agreement, he is entitled to no other payments or compensation of any kind from the Company or any plan or policy of or agreement with the Company, including the Employment Agreement.
28.Miscellaneous; Payment to Estate. Nothing in this Agreement restricts Employee from communications with or full cooperation in the investigations of any governmental agency, including the SEC, on matters within their jurisdiction or from cooperating with the Company in any internal investigation. However, as stated above, this Agreement does prohibit Employee from recovering any relief, including monetary relief, as a result of such filing or activities (including any settlement related to such filing). In addition, nothing in this Agreement shall prevent Employee from commencing an action to enforce his rights under this Agreement. If Employee dies prior to full satisfaction of the obligations owed under the Employment Agreement as incorporated herein, any monies that may be due Employee as of the date of Employee’s death will be paid to Employee’s estate.
29.California Residents/Workers Only. Employee expressly waives any and all rights under Section 1542 of the Civil Code of the State of California and any like provision or principle of common law in any foreign jurisdiction. Section 1542 provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Notwithstanding the provisions of Section 1542, for the purpose of implementing a full and complete release and discharge, Employee expressly acknowledges that this Agreement is intended to include in its effect, without limitation, claims and causes of action which he does not know of or suspect to exist in his favor at the time of execution of this Agreement and that this Agreement contemplates extinguishment of all such claims and causes of action. With full awareness and understanding of the above provisions, Employee hereby waives any rights he may have under Section 1542, as well as under any other statutes or common law principles of similar effect and expressly releases the Company and Releasees from claims which he does not presently know or suspect to exist at this time.

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Each signatory to this AGREEMENT has entered into this separation agreement and Complete Release of Claims KNOWINGLY, voluntarily, freely and without duress after having consulted with an attorney or advisor of THEIR choice. EACH SIGNATORY AGREES THAT THEY HAVE FULLY READ AND UNDERSTAND THIS AGREEMENT (including exhibits) and have had a full and fair opportunity to ask any questions they have about the agreement.
EMPLOYEE: Bradley S. Little

By: /s/ Bradley S. Little

Date: March 3, 2020

CORNERSTONE BUILDING BRANDS, INC. AND ITS SUBSIDIARIES, AFFILIATES AND RELATED ENTITIES (INCLUDING THE ENTITIES KNOWN AS NCI GROUP, INC., NCI BUILDING SYSTEMS, INC., PLY GEM INDUSTRIES, INC., AND EMPLOYEE’S HIRING ENTITY)
By: /s/ Todd R. Moore

Printed Name: Todd R. Moore

Title: Executive Vice President and Chief Legal, Risk, and
Compliance Officer and Corporate Secretary

Date: March 5, 2020

EXHIBIT A

(Return within 10 business days prior to March 15, 2021)

To: Cornerstone Building Brands
Attention: Chief Human Resources Officer
10943 N. Sam Houston Parkway W
Houston, Texas 77064
Email: Katy.Theroux@cornerstone-bb.com

Dear Chief Human Resources Officer:

This letter is in reference to the Separation Agreement and Complete Release of Claims (“Agreement”) previously entered into between the Company (as defined therein) and me.

As provided in that Agreement, I hereby (i) certify my compliance with all the terms in the Agreement, the restrictive covenants contained in the Employment Agreement and any Stock Agreement, and any other surviving restrictive covenants, and (ii) re-affirm, restate and again provide you with the complete release of claims set forth in the Agreement, effective as of the date of my signature below.

Sincerely,

_____________________________________________________
Employee Signature

Printed Employee Name: ________________________________

Date: ____________________

EXHIBIT B

Award Number Award Date Subject to CIC Double Trigger Unvested Shares

RSU4561 12-15-17 Yes 1,687
ESPG4573 12-15-17 Yes 5,952

Total NCI shares of stock above: 7,639 Shares

Note: CIC is defined as “Change in Control”

This Exhibit B indicates all outstanding, unvested shares subject to a CIC double trigger that are eligible to vest on the Separation Date. Only Unvested Shares that are subject to a CIC double trigger are eligible to vest and will vest, if at all, according to the Stock Agreement(s), notwithstanding this Exhibit B. All other shares, options, and units (including any Founders Grant Stock Awards) will be forfeited per the Stock Agreements.